Exhibit 10.1

HESS CORPORATION

2016 PERFORMANCE INCENTIVE PLAN FOR SENIOR OFFICERS

SECTION 1.    General Purpose of Plan.

The name of this plan is the 2016 Hess Corporation Performance Incentive Plan for Senior Officers (the “Plan”). The purpose of the Plan is to condition and limit awards of annual incentive compensation and restricted stock to designated senior officers of Hess Corporation (the “Company”) in any year based on the financial performance of the Company for the preceding year. The conditions and limitations imposed on such awards under the Plan are intended to qualify the awards as “qualified performance-based compensation” for purposes of Section 162(m) of the Code (“Section 162(m)”). For the avoidance of doubt, nothing in the Plan prevents the Committee or the Company from making awards of cash bonuses or restricted or deferred stock to a Participant that are outside of the provisions of the Plan and therefore may not qualify as “qualified performance-based compensation” for purposes of Section 162(m).

SECTION 2.    Definitions.

(a)	“Award” means any award of Cash Incentive Compensation or Restricted Stock made to a Participant with respect to a Performance Year, whether such award is paid or deferred during the Payment Year, and whether or not such award is subject to further performance or service conditions after the date of the award.

(b)	“Cash Incentive Compensation” means a cash bonus or other cash payment awarded by the Committee to a Participant with respect to a Performance Year under the Company’s practice of making annual payments of incentive compensation to senior officers in a Payment Year based on performance during the preceding Performance Year.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation and Management Development Committee of the Company’s Board of Directors, or any successor committee of the Company’s Board of Directors which has authority to approve Awards and which consists solely of outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations thereunder.

(e)	“Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

(f)	“Participant” means a senior officer of the Company whom the Committee has designated as a Participant in the Plan for any Performance Year.

(g)	“Payment Year” means the calendar year following a Performance Year.

(h)	“Performance Year” means calendar year 2016 and each succeeding year.

(i)	“Plan Maximum” means the maximum dollar amount of the Awards that the Committee may pay or grant to any individual Participant with respect to any Performance Year which shall be $25,000,000.

(j)	“Restricted Stock” means any shares of restricted stock or deferred stock granted by the Committee to a Participant with respect to a Performance Year under the Company’s Stock Plan.

(k)	“Stock Plan” means the Company’s Amended and Restated 2008 Long-Term Incentive Plan, or any successor plan under which the Company makes awards of Restricted Stock.

SECTION 3.    Designation of Participants.

Within the first 90 days of each Performance Year, the Committee will designate the Plan Participants for that Performance Year. The Participants will include the Company’s Chief Executive Officer and such other senior officers of the Company as the Committee shall designate. It is intended that the Participants designated by the Committee will include, but not be limited to, each senior officer of the Company who the Committee anticipates would be a “Covered Employee” for purpose of Section 162(m) at the end of the Payment Year following the Performance Year.

SECTION 4.    Establishment of Performance Goals.

Within the first 90 days of each Performance Year, the Committee shall establish in writing the performance goal or goals for such year, which shall be based solely on account of the attainment of one or more of the following criteria: attainment of pre-established levels of net income, pre-tax earnings, earnings before interest, taxes, depreciation, depletion and amortization (EBITDA), earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX), net cash flow, net cash provided by operating activities before changes in operating assets and liabilities, net cash flow before changes in operating assets and liabilities, net cash flow from operations, sales, production, cost of production, controllable operated cash costs, margins, capital and exploratory spend, capital expenditures, market capitalization, market price per share, return on equity, return on assets, return on capital employed, earnings per share, net asset value, book value per share, total shareholder return, cash return on capital employed, finding and development costs per barrel, reserve replacement, proved reserve additions, resource additions, or environment, health & safety measures, as determined by the Committee. Such performance goals may be applied either individually, alternatively or in any combination to the Company or any subsidiary or subsidiaries of the Company, on a consolidated or individual company basis, on an adjusted or unadjusted basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the Committee, in its discretion. As determined by the Committee, performance goals may relate to absolute performance or relative performance compared to the performance of other companies, an index or indices or other comparator selected by the Committee in its discretion consistent with the “qualified performance-based compensation” exception under Section 162(m) of the Code. The

Committee shall have the authority to make equitable adjustments to a performance goal in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Committee may also provide in advance for such adjustments to any performance goal as it may determine are permitted under Section 162(m) of the Code.

SECTION 5.    Method for Computing Awards.

Within the first 90 days of each Performance Year, the Committee shall establish in writing the methodology for computing the amount of compensation which will be payable under the Plan to each Participant for such year if the performance goals established by the Committee for such year are attained in whole or in part (the “Award Methodology”). Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals.

SECTION 6.    Certification of Performance Goals.

After the Company’s independent auditors have completed their audit of the Company’s financial statements for the Performance Year, and before any Award is made to any Participant for the Performance Year, the Committee will determine and certify in writing the extent to which the performance goals under Section 4 hereof have been satisfied.

SECTION 7.    Committee’s Authority to Make Awards.

(a) After the Committee has determined and certified in writing the extent to which the performance goals under Section 4 hereof have been satisfied for a Performance Year, the Committee will determine the dollar amount earned by each Participant under the Award Methodology (the “Earned Award Amount”). Following determination of the Earned Award Amount for each Participant, and subject to the Plan Maximum, the Committee will have the authority to grant an Award for the Performance Year up to the Earned Award Amount, or through the use of “negative discretion” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A)), any lesser amount determined in the Committee’s sole and complete discretion. The Committee will also have the authority to determine the allocation of such Awards between Cash Incentive Compensation and Restricted Stock. In exercising its negative discretion to determine a Participant’s Awards of Cash Incentive Compensation and Restricted Stock, and to reduce the total of these Awards below a Participant’s Earned Award Amount, the Committee may utilize individual or other performance criteria with respect to such separate Awards. For purpose of valuing Awards, the value of a grant of Restricted Stock shall be considered to be equal to the closing price of the Company’s common stock on the New York Stock Exchange on the last trading date before the date of the grant multiplied by the number of shares included in the Award, and there shall be no discount reflecting any additional performance or service conditions applicable to such award. The terms of any grant of Restricted Stock, including any vesting provisions, shall be determined in the sole discretion of the Committee in accordance with the terms of the Stock Plan.

(b) Payment of Cash Incentive Compensation and grants of Restricted Stock will generally be made as soon as practicable following the certification of performance goals pursuant to Section 4 hereof, but in all events, during the Payment Year, provided, that the Committee may permit for the deferral of payment of Cash Incentive Compensation upon such terms as determined by the Committee that comply with Section 409A of the Code. In the event the payment of Cash Incentive Compensation and grants of Restricted Stock made at different times during any Payment Year, any prior Award to a Participant will reduce the maximum amount of any subsequent Award to that Participant with respect to such Performance Year.

(c) Notwithstanding anything in this Section 7 to the contrary, the Plan Maximum and the maximum amount payable under the Award Methodology will cease to apply with respect to a Participant who has died or terminates employment on account of Disability and the Plan Maximum and the maximum amount payable under the Award Methodology will cease to apply to all Participants in the event the Company experiences a “Change in Control” (as defined in the Stock Plan).

SECTION 8.    Termination of Employment.

If a Participant’s employment with the Company terminates for any reason before the date of payment of any Cash Incentive Compensation or the date of grant of any Restricted Stock with respect to a Performance Year, the Participant shall not be entitled to any such payment or grant under this Plan for such Performance Year unless otherwise provided in the terms of the Award or otherwise determined by the Committee.

SECTION 9.     Relationship to Stock Plan.

With respect to Awards of Restricted Stock, the terms and conditions of this Plan limit the Committee’s discretion to make awards under the Stock Plan, but do not otherwise affect any of the terms or conditions of the Stock Plan. For the avoidance of doubt, nothing in the Plan prevents the Committee or the Company from making awards of cash bonuses or restricted or deferred stock to a Participant that are outside of the provisions of the Plan and therefore may not qualify as “qualified performance-based compensation” for purposes of Section 162(m).

SECTION 10.    Relationship to Annual Incentive Compensation Program.

Any senior officer who has been designated as a Participant in this Plan for a Performance Year will be eligible to receive an Award of Cash Incentive Compensation based on his or her performance during that Performance Year only in accordance with the terms and conditions of this Plan.

SECTION 11.    Authority of Committee.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Participants, any person claiming rights under the Plan form or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

SECTION 12.    Shareholder Approval.

No payment shall be made to any senior officers designated as a Participant with respect to the 2016 Performance Year or any later year unless and until the material terms of the Plan have been disclosed to and approved in a separate vote by the Company’s shareholders.

SECTION 13.    Section 409A.

It is intended that the Awards granted under the Plan shall be exempt from, or in compliance with, Section 409A of the Code. In the event any of the Awards issued under the Plan are subject to Section 409A of the Code, it is intended that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to a Participant under Section 409A of the Code. The Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of, or excise tax under, Section 409A of the Code provided that such action is consistent with the requirements of Section 162(m) of the Code. Neither the Company nor its current or former employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties, or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A.